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                                                  Exhibit 10E- License Agreement

                                Agreement License

         This License Agreement (the "Agreement") is entered into by and between Gary Hess 27681 Alarcon Mission Viejo, Ca 92691 ("Licensor") and Seychelle Environmental Technologies 32921 Calle Prefecto, San Juan Capistrano, Ca 92675 ("Licensee") (Licensor and Licensee are collectively referred to herein as "the parties"), with reference to the following facts:

         A. Licensor is the owner of certain proprietary rights to an invention referred to as "hand held Pump technology".

         B. Licensee desires to license certain rights in the invention.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.0      THE PROPERTY.

     The "Property" refers to the invention(s) described in U.S. Patent No. 6,136,188, a true and correct copy of which is attached hereto as Exhibit "A".

         1.1      PATENTS & IMPROVEMENTS.

     The Property is defined as the invention(s) described in U.S. Patent No. 6,136,188 and any improvements, reissues or extensions, as well as any continuations, divisions, or substitute U.S. patent applications that shall be based on the patent(s); and any patent applications corresponding to the above-described patent(s) and patent applications that are issued, filed or to be filed in any and all foreign countries.

         1.2      PATENTS AND COPYRIGHT, TRADE SECRETS AND TRADEMARKS.

     The "Property" refers to all inventions described in U.S. Patent No. 6,136,188 and to all other proprietary rights, including but not limited to copyrights, trade secrets, formulas, research data, know-how and specifications related to the invention or derived from the license property commonly known as "hand held Pump technology" as well as the AquaGear trademark rights and associated good will.

2.0      LICENSED PRODUCTS.

     "Licensed Products" are defined as any products sold by the Licensee that incorporates the Property.

3.0      GRANT OF RIGHTS.

     Licensor grants to Licensee the exclusive right to make, use and sell the Property solely in association with the manufacture, sale, use, promotion or distribution of the Licensed Products.

4.0      SUBLICENSE.

     Licensee may sublicense the rights granted pursuant to this agreement provided: Licensee obtains Licensor's prior written consent to such sublicense and Licensor receives such revenue or royalty payment as provided in the Payment section below. Any sublicense granted in violation of this provision shall be void.

5.0      RESERVATION OF RIGHTS.

     Licensor expressly reserves all rights other than those being conveyed or granted in this Agreement.



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6.0      TERRITORY.        [STATEMENT OF TERRITORY]

     The rights granted to Licensee are world-wide (the "Territory").

7.0      TERM.

         This Agreement shall commence upon the latest signature date, (the "Effective Date") and shall extend for a period of five (5) years (the "Initial Term"). Following the Initial Term, this agreement shall automatically renew under the same terms and conditions for five (5) consecutive five year periods. (the "Renewal Terms") unless Licensee provides written notice of its intention not to renew this agreement within thirty days before the expiration of the then current term. In no event shall the Agreement extend longer than the date of expiration of the longest living patent or last remaining patent application listed in the definition of the Property.

8.0      ROYALTIES.

     All royalties ("Royalties") provided for under this Agreement shall accrue when the items giving rise to the Royalties are sold, shipped, distributed, billed or paid for, whichever occurs first.

9.0      NET SALES.

     "Net Sales" are defined as Licensee's gross sales of Licensed Products (i.e., the gross invoice amount billed customers) less quantity discounts and returns actually credited. A quantity discount is a discount made at the time of shipment. No deductions shall be made for cash or other discounts, for commissions, for uncollectible accounts, or for fees or expenses of any kind which may be incurred by the Licensee in connection with the sale of Licensed Products.

10.      LICENSED PRODUCT ROYALTY.

     Licensee agrees to pay a Royalty of two (2%) percent of all Net Sales of Licensed Products ("Licensed Product Royalty").

         10.1     LICENSE OF TRADE SECRETS.

     Licensee agrees to pay a Royalty of one (1%) percent of all Net Sales revenue of all product sold or marketed under the AquaGear trade name.

         10.2     ROYALTIES ON SPIN OFFS.

     Licensee agrees to pay a Royalty in an amount to be mutually determined and agreed ("Spin Off Product Royalty") for all Net Sales of "Spin Off Products."A"Spin-Off Product" is any product that is directly derived from, based on, or adapted from a Licensed Product that does not meet the definition of a Licensed Product.

         10.3     ADJUSTMENT OF ROYALTIES FOR THIRD PARTY LICENSES.

     In the event that any Licensed Product (or other items for which Licensee pays Royalties to Licensor) incorporates third party character licenses, endorsements, or other proprietary licenses, Licensor agrees to adjust the Royalty rate to bear a pro rata percent of such third party licenses. A Licensee shall notify Licensor of any such third party licenses prior to manufacture. Third party licenses shall not include licenses accruing to an affiliate, associate or subsidiary of Licensee.

11.0     PAYMENTS AND STATEMENTS TO LICENSOR.

     Within thirty days after the end of each calendar quarter (the "Royalty Period"), an accurate statement of Net Sales of Licensed Products along with any royalty payments or sublicensing revenues due to Licensor shall be provided to Licensor, regardless of whether any Licensed


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     Products were sold during the Royalty Period. All payments shall be paid in
     United States currency drawn on a United States bank. The acceptance by Licensor of any of the statements furnished or royalties paid shall not preclude Licensor from questioning the correctness of any payments or statements in accordance with paragraph 12.0 below.

12.0     AUDIT.

     Licensee shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement for a period of three years. Licensor shall have the right to audit such records at any time within such three year period.

13.0     LATE PAYMENT.

     Time is of the essence with respect to all payments to be made by Licensee under this Agreement. If Licensee is late in any payment provided for in this Agreement, Licensee shall pay interest on the payment from the date due until paid at the rate of 1.0% per month.

14.0     LICENSOR WARRANTIES.

     Licensor warrants that it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Property which would interfere with the rights granted under this Agreement.

15.0     INDEMNIFICATION BY LICENSOR.

     Licensor shall indemnify Licensee and hold Licensee harmless from any damages and liabilities (including reasonable attorneys' fees and costs), arising from any breach of Licensor's warranties as defined in Licensor's Warranties, above, provided: (a) such claim, if sustained, would prevent Licensee from marketing the Licensed Products or the Property; (b) such claim arises out of the Property as disclosed to the Licensee, and not out of any change in the Property made by Licensee or a vendor; (c) Licensee gives Licensor prompt written notice of any such claim; and (d) such indemnity shall only be applicable in the event of a final decision by final settlement or by a court of competent jurisdiction from which no right to appeal exists.

16.0     INDEMNIFICATION BY LICENSEE.

     Licensee shall indemnify Licensor and hold Licensor harmless from any damages and liabilities (including reasonable attorneys' fees and costs),
     (a) arising out of any alleged defects or failures to perform of the Licensed Products or any product liability claims or use of the Licensed Products; and (b), any claims arising out of advertising, distribution or marketing of the Licensed Products, excluding in each case any claims for which Licensor is liable under Paragraph 15.0 above.

         16.1     LIMITATION OF LICENSOR LIABILITY.

     Licensor's maximum liability to Licensee under this Agreement, regardless on what basis liability is asserted, shall in no event exceed the total amount paid to Licensor under this Agreement. Licensor shall not be liable to Licensee for any incidental, consequential, punitive or special damages.

17.0     INFRINGEMENT AGAINST THIRD PARTIES.

     In the event that either party learns of imitations or infringements of the Property or Licensed Products, that party shall notify the other in writing of the infringements or imitations. Licensor shall have the right to commence lawsuits against third persons arising from infringement of the Property or Licensed Products. In the event that Licensor does not commence a lawsuit against an alleged infringer within sixty days after notification by Licensee, Licensee may commence a lawsuit against the third party. Before the filing suit, Licensee shall obtain the written consent of Licensor to do so and such consent shall not be unreasonably withheld. Licensor will cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee's rights to the Property. Any recovery (including, but not limited to a judgment, settlement or licensing




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     agreement included as resolution of an infringement dispute) shall be divided equally between the parties after deduction and payment of all costs, expenses and attorneys' fees incurred by the party bringing the lawsuit.

18.0     EXPLOITATION.

     Licensee agrees to use commercially reasonable efforts to manufacture, distribute and sell Licensed Products in commercially reasonable quantities during the term of this Agreement and to commence such manufacture, distribution and sale on or before September 2002. This is a material provision of this Agreement.

19.0     INSURANCE.

     Licensee shall, throughout the Term, obtain and maintain, at its own expense, standard product liability insurance coverage, naming Licensor as additional named insured. Such policy shall provide protection against any claims, demands and causes of action arising out of any alleged defects or failure to perform of the Licensed Products or any use of the Licensed Products. The amount of coverage shall be a minimum of 3 million dollars. The provisions of this section shall survive termination for three years.

20.0     CONFIDENTIALITY.

     The parties acknowledge that each may be furnished or have access to confidential information that relates to each other's business (the "Confidential Information"). In the event that Information is in written form, the disclosing party shall label or stamp the materials with the word "Confidential" or some similar warning. In the event that Confidential Information is transmitted orally, the disclosing party shall promptly provide a writing indicating that such oral communication constitutes Confidential Information. The parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, only on a need-to-know basis. Neither party, without prior written approval of the other, shall use or otherwise disclose to others, or permit the use by others of the Confidential Information.

21.0     TERMINATION.

     This Agreement terminates at the end of five (5) years (the "Initial Term") unless renewed pursuant to Paragraph 7.0 above. In no event shall the Agreement extend longer than the date of expiration of the longest-living patent (or patents) or last-remaining patent application listed in the definition of the Property.

22.0     LICENSOR'S RIGHT TO TERMINATE.

     Licensor shall have the right to terminate this Agreement for the following reasons:

     (a) Licensee fails to pay Royalties when due or fails to accurately report Net Sales, as defined in the Payment Section of this Agreement, and such failure is not cured within thirty days after written notice from the Licensor;

     (b) Licensee fails to introduce the product to market by September 2002 or to offer Licensed Products in commercially reasonable quantities during any subsequent year;

     (c) Licensee fails to maintain confidentiality regarding Licensor's trade secrets and other Information;



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     (d) Licensee assigns or sublicenses in violation of the Agreement; or

     (e) Licensee fails to maintain or obtain product liability insurance as required by the provisions of this Agreement.

23.      EFFECT OF TERMINATION.

     Upon termination of this Agreement, all Royalty obligations accrued through the date of termination as established in the Payments Section shall immediately become due. After the termination of this license, all rights granted to Licensee under this Agreement shall terminate and revert to Licensor, and Licensee will refrain from further manufacturing, copying, marketing, distribution, or use of any Licensed Product or other product which incorporates the Property. Within thirty days after termination, Licensee shall deliver to Licensor a statement indicating the number and description of the Licensed Products which it had on hand or is in the process of manufacturing as of the termination date. Licensee, may dispose of the Licensed Products covered by this Agreement for a period of six months after termination or expiration except that Licensee shall have no such right in the event this Agreement is terminated according to the Licensor's Right to Terminate, above. At the end of the post-termination sale period, Licensee shall furnish a royalty payment and statement as required under the Payment Section.

24.0     DISPUTE RESOLUTION.

         24.1     MEDIATION & ARBITRATION.

     The parties agree that every dispute or difference between them, arising under this Agreement, shall be settled first by a meeting of the parties attempting to confer and resolve the dispute in a good faith manner. If the parties cannot resolve their dispute after conferring, any party may require the other parties to submit the matter to non-binding mediation, utilizing the services of an impartial professional mediator approved by all parties. If the parties cannot come to an agreement following mediation, the parties agree to submit the matter to binding arbitration at a location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall include the assessment of costs, expenses and reasonable attorney's fees and shall include a written record of the proceedings and a written determination of the arbitrators. Absent an agreement to the contrary, any such arbitration shall be conducted by an arbitrator experienced in intellectual property law. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. In the event of any such dispute or difference, either party may give to the other notice requiring that the matter be settled by arbitration. An award of arbitration shall be final and binding on the parties and may be confirmed in a court of competent jurisdiction.

25.0     GOVERNING LAW.

     This Agreement shall be governed in accordance with the laws of the State of California.

26.0     JURISDICTION.

     The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Orange County, California in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might be entitled by domicile or otherwise.

27.0     WAIVER.

     The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights



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28.0     INVALIDITY.

     If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to be considered omitted and the remaining provisions of this Agreement shall in no way be affected.

29.0     ENTIRE UNDERSTANDING.

     This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may not be altered except by a written document signed by both parties.

30.0     ATTACHMENTS & EXHIBITS.

     The parties agree and acknowledge that all attachments, exhibits and schedules referred to in this Agreement are incorporated in this Agreement by reference.

31.0     NOTICES.

     Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by certified mail, facsimile transmission or overnight courier.

32.0     NO JOINT VENTURE.

     Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partners or joint ventures. Neither party may create or assume any obligation on behalf of the other.

33.0     ASSIGNABILITY.

     Licensee may not assign or transfer its rights or obligations pursuant to this Agreement without the prior written consent of Licensor. Any assignment or transfer in violation of this section shall be void.


Each party has signed this Agreement through its authorized representative. The parties, having read this Agreement, indicate their consent to the terms and conditions by their signature below.

                                            "LICENSOR":

Date:                                       By: /s/
     --------------------------------          ---------------------------------

                                               Its:
                                                   -----------------------------


Date:                                       By:
     --------------------------------          ---------------------------------

                                               Its:
                                                   -----------------------------

                                            "LICENSEE":



Date:                                       By: /s/
     --------------------------------          ---------------------------------
                                                Carl Palmer, President




Date:                                       By:
     --------------------------------          ---------------------------------
                                                Paul H. Lusby, Secretary



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